AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 15, 2024

WHIMSY PROPERTIES LLC

2093 Philadelphia Pike, #1597

Claymont, DE 19703

302-319-4199

https://whimsy.xyz

The price of the Series Interests has been arbitrarily determined by the company.

SEE “SECURITIES BEING OFFERED” AT PAGE 46

		Series Interests Overview
		Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)	Proceeds to Other Persons
Series #1 Interests	Per Interest	$100.00	$1.00	$99.00	N/A
	Total Minimum	$350,000.00	$3,500.00	$346,500.00	N/A
	Total Maximum	$600,000.00	$6,000.00	$594,000.00	N/A

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable by the company to Dalmore. See “Plan of Distribution” for details. The company intends to distribute all offerings of Series Interests in any Series of the company principally through Whimsy Properties LLC as described in greater detail under “Plan of Distribution and Subscription Procedure.”

(2)	The company anticipates incurring approximately $126,000.00 of offering expenses (not including commissions or state filing fees), which it expects to allocate among all Series, including those created in the future, with commissions allocated directly to the Series Interests being sold in the offering.

Sales of these securities will commence on approximately [date].

Our company can offer up to $75 million within a rolling 12-month period pursuant to Regulation A. Our company intends to offer additional series within such limit and will file post qualification amendments for the offerings of such series with the U.S. Securities and Exchange Commission (the “Commission”). The offerings of such series will be made available to investors from the date such amendment is qualified by the Commission. There will be separate closings with respect to each offering. An offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The company has engaged North Capital Private Securities Corporation as agent to hold any funds that are tendered by investors. The company may undertake one or more closings for each Series on a rolling basis after the minimum offering amount for that Series, if any, is reached and, after each closing, funds tendered by investors will be available to such Series.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 12.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Whimsy Properties LLC” “Whimsy Properties,” “we,” “us, “our,” the “company” and similar terms refer to Whimsy Properties LLC, a Delaware Series Limited Liability Company; “Whimsy” refers to the company’s parent Whimsy LLC, together with its consolidated subsidiaries unless the context indicates otherwise..

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series. Please also refer to “The Company’s Business – Property Overview” and “Use of Proceeds” for further details.

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Maximum Offering Size	Minimum / Maximum / Subscribed Series Interests(1)	Minimum Subscription Amount	Initial Qualification Date(2)	Open Date(3)	Closing Date	Status
Series #1	Whimsy Paradise Villa #1 Ambergris Caye, Belize ( “Belize Villa #1”)	$100.00	$600,000	3,500/6,000	$100				Pending

(1)  For open offerings, each row states, with respect to the given offering, the minimum and maximum number of Series Interests offered and the number of subscriptions for Series Interests received as of the date of this offering circular, but the initial closing of such offering has not yet taken place. For any closed offerings, each row would state the actual number of Series Interests sold.

(2)  For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.

(3)  For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

SUMMARY

This summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series Interests, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Whimsy Properties LLC, a Delaware series limited liability company formed on February 1, 2024, is a wholly owned subsidiary of Whimsy, LLC, a Delaware limited liability company. Whimsy Properties is an investment vehicle which intends to enable investors to own fractional ownership of a specific long or short-term rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company intends to establish separate Series for the holding of rental properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. In addition, Whimsy Properties will manage all Underlying Assets, as defined below, related to the various Series including the sales of property, rental bookings, maintenance and insurance.

It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series.

For example, an investor who acquires Series Interests in Series #1 will only have assets, liabilities, profits and losses pertaining to the property located at 15290 Block 7, San Pedro West Caye, 3 miles northwest of San Pedro Town, Ambergris Caye, Belize District, Belize. An investor who acquires Series Interests in Series #1 will only have assets, liabilities, profits and losses pertaining to that property.

Whimsy will serve as the managing member (the “Managing Member”) responsible for the day-to-day management of the company and each Series. Each Series may purchase the property from a third party or from Whimsy or its subsidiary.

Organizational Chart

For ease of understanding the company’s business structure, it has included the organizational chart below:

(1)	Whimsy LLC is the Managing Member of Whimsy Properties LLC and is wholly owned by our CEO, Edwin Carrasquillo.

The Current Offering

Securities Being Offered:

We are offering the minimum and maximum number of Series Interests of each Series at a price per Series Interest set forth in the “Series Offering Table” section above. Our Managing Member will own a minimum of 1% and may own a maximum of 51% of the Series Interests of each Series at closing, although such minimum and maximum thresholds may be waived or modified by our Managing Member in its sole discretion. Our Managing Member may sell these Series Interests at any time after the applicable closing.

Each Series of Series Interests is intended to be a separate Series of our company for purposes of assets and liabilities. See “Securities Being Offered” for further details. The Series Interests will be non-voting except with respect to certain matters set forth in our Amended and Restated Limited Liability Company Agreement of Whimsy Properties LLC dated August 1, 2024, as amended from time to time (the “Operating Agreement”) including the Series Designations applicable to the Series. The purchase of Series Interests in a Series is an investment only in that Series of our company and not an investment in our company as a whole.

Minimum and maximum subscription:	The minimum subscription by an investor for each series is detailed in the “Series Offering Table” section above, although the minimum threshold may be waived or modified by our Managing Member in its sole discretion. See “Plan of Distribution and Selling Securityholders” for additional information.

Use of Proceeds:	Net proceeds from the sale of Series Interests will be used to purchase the relevant Underlying Assets set forth in the “Series Offering Table” above, pay a sourcing fee to Whimsy, and to create a maintenance reserve for the applicable Underlying Assets. Our Managing Member initially bears all offering expenses, other than brokerage commissions, on behalf of each Series and such expenses will be allocated among and reimbursed by all Series established by Whimsy Properties. See “Use of Proceeds to Issuer” for further details.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest.  This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Operating Agreement, of the company, described further herein.  Investors will have limited voting rights. Thus, the Managing Member and the Property Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Series Interests in a Series do not constitute an investment in the company as a whole, holders of the Series Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Property Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between Series.

The company is structured as a Delaware series limited liability company that issues a separate Series Interests for specific Underlying Assets. Each Series will merely be a separate Series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding Series Interests in one Series is segregated from the liability of investors holding Series Interests in another Series and the assets of one Series are not available to satisfy the liabilities of other Series.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same Series Interests as them and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a Series to the liabilities of another Series.  The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of the company generally where the assets of such other Series or of the company generally are insufficient to meet its liabilities.

If any fees, costs and expenses of the company are not allocable to a specific Series, they will be borne proportionately across all of the Series (which may include future Series to be issued).  Although the Managing Member will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series and therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Each Series will rely on its Property Manager to manage each property.

Following the acquisition of any property, the property will be managed by a third-party property manager. In addition, such property manager will be entitled to certain fees in exchange for its day-to-day operations of each property. Any compensation arrangements will be determined by Whimsy and such property manager.

If we fail to manage our growth, we may not have access sufficient personnel and other resources to operate our business and our results, financial condition and ability to make distributions to investors may suffer.

We intend to establish additional Series and acquire additional vacation rental properties in the future. As we do so, we will be increasingly reliant on the resources of Whimsy to manage our properties and our company. Currently, Whimsy operates with practically no staff and will likely need to hire additional staff. If its resources are not adequate to manage our properties effectively, our results, financial condition and ability to make distributions to investors may suffer.

If we fail to attract and retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

The company’s future depends, in part, on Whimsy’s ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel of Here, each of whom would be difficult to replace.

In particular, Edwin Carrasquillo, the Chief Executive Officer of Whimsy, is critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of Mr. Carraquillo or other executive officers or key personnel of Whimsy and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

There is competition for time among the various entities sharing the same management team.

Currently, Whimsy is the Managing Member of Whimsy Properties and each Series. Whimsy expects to create more Series in the future as additional attractive vacation rental properties are identified. It is foreseeable that at certain times the various Series will be competing for time from the management team.

The company has limited operating history for investors to evaluate.

The company and each Series were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series will achieve their investment objectives, the value of any Underlying Assets will increase or that any Underlying Assets will be successfully monetized.

Application of existing tax laws, rules or regulations are subject to interpretation by taxing authorities.

The application of domestic and international income and non-income tax laws, rules and regulations to our Series is subject to interpretation by the relevant taxing authorities. For instance, possible changes in federal tax laws make it impossible to give certainty to the tax treatment of any Series Interests. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in that law affecting an investment in any Series of the company would be limited to prospective effect.

For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Series Interests of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions would only qualify for that treatment with respect to real property.  Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

We could be subject to changes in tax rates, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities.

Our future tax liabilities may be adversely affected by legislative and other changes to taxing regimes, as well as changes in our business operating structure and the mix of revenue and earnings in countries with differing tax rates. Any substantial changes in tax policies or legislative initiatives may materially and adversely affect our business, the taxes we are required to pay, our financial position, and results of operations.

Taxing jurisdictions around the world have focused legislative efforts on tax reform, transparency, base erosion, and have enacted or are considering enacting digital services taxes, which could lead to inconsistent and potentially overlapping international tax regimes. The Organization for Economic Cooperation and Development ("OECD") continues to advance proposals relating to its initiative for modernizing international tax rules, with the goal of having the participant countries implement a modernized and aligned international tax framework. Many of the current tax laws, rules, and regulations imposing taxes and other obligations were enacted before the growth of the digital economy. Certain jurisdictions have enacted legislation directed at taxing multi-national businesses. If existing tax laws, rules, or regulations change, by amendment or new legislation, the result could increase our tax liabilities and reporting obligations. The outcome of these changes may have an adverse effect on our business or financial performance.

The company’s financial statements include a going concern opinion.

Our financial statement has been prepared assuming the company will continue as a going concern. We are newly formed and have not generated revenue from operations. We will require additional capital until revenue from operations are sufficient to cover operational costs. There are no assurances that we will be able to raise capital on acceptable terms.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition and operating results. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

The determination of whether to dispose of the Underlying Assets associated with any Series is entirely at the discretion of the company. Even if the company decides to dispose of such Underlying Assets, the company cannot guarantee that it will be able to dispose of them at a favorable price to investors.

Competition with other parties for real estate investments may reduce the company’s profitability.

The company will compete with other entities engaged in real estate investment for the acquisition or sale of properties, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital. Such competition could make it more difficult for the company to obtain future funding, which could affect the company’s growth as a company.

The risks of doing business internationally, or in a particular country or region, could lower our revenues, increase our costs, reduce our profits, or disrupt our business.

For any Series located outside of the United States will be subject to the risks related to doing business in a foreign country, including:

•	the costs of complying with laws, regulations, and policies, including taxation policies, of foreign governments relating to investments and operations; the costs or desirability of complying with local practices and customs; and the impact of various anti-corruption and other laws affecting the activities of U.S. companies abroad;
•	currency exchange rate fluctuations or currency restructurings;
•	evolving local data residency requirements that require data to be stored only in and, in some cases, also to be accessed only from within a certain jurisdiction;
•	U.S. taxation of income earned abroad;
•	import and export licensing requirements and regulations, as well as unforeseen changes in regulatory requirements, including the imposition of tariffs or embargoes, export regulations, controls, and other trade restrictions;
•	political and economic instability;
•	health and safety protocols, including global care and cleanliness certifications, at our portfolio of properties;

•	uncertainties as to local laws and enforcement of contract and intellectual property rights and occasional requirements for onerous contract clauses; and
•	rapid changes in government, economic, and political policies; political or civil unrest; acts of war or terrorism; or the threat of international boycotts or U.S. anti-boycott legislation.

While these factors and the impact of these factors are difficult to predict, any one or more of them could lower our revenues, affect our operations, increase our costs, reduce our profits, or disrupt our business.

In addition, conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates, currency devaluations, or restructurings that could have a negative impact on our financial results.

For some of our investments we may just own the building and not the land.

For underlying assets were we do not own the land, we have rights to the land via a lease. For those properties, there can be no guarantee that the lease will be renewed upon expiration or that the terms of the lease are as favorable to the company.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives.

The company may not raise an amount sufficient for it to meet all of its objectives, including acquiring the Underlying Assets. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete the purchase of the Underlying Assets and the development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

The company’s management has full discretion as to the use of proceeds from the offering.

The company presently anticipates that the net proceeds from the offering will be used by us to purchase the Underlying Assets of the Series and as general working capital. The company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Series Interests hereby will be entrusting their funds to the company’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

There is currently no trading market for the company’s securities.

There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained.  If an active public or private trading market for the Series Interests does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price.  Even if a public or private market does develop, the market price could decline below the amount you paid for your Series Interests.

The purchase prices for the Series Interests have been arbitrarily determined.

The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the purchase and holding costs of the Underlying Assets, the company’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by Managing Member and general economic conditions.

Risk Factors Related to the Real Estate Market

The terms of the company’s lease of the underlying property were not negotiated at arms’ length.

The company will lease land where Belize Villa #1 is located from Tranquillo Living LLC, an affiliate of the company. While the company believes that the terms of the lease, including the monthly payments, will be commercially reasonable and fair to the company and its investors, this opinion may be unintentionally influenced by the relationships between the company and its affiliates and the motivation for each to generate fees.

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate.

The properties the company acquires will be subject to the risks typically associated with the travel industry and real estate, which may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	pandemics, such as COVID-19;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) vacation rentals in the areas where particular properties are located and the attractiveness of particular properties to prospective travelers;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

In 2020, the outbreak of the COVID-19 pandemic caused drastic reductions in travel generally as countries, and many states in the United States, imposed stay at home orders and adopted social distancing measures. Through travel has since resumed, it remains subject to restrictions, including mask mandates and restrictions on international travel that time, which could continue to dampen the level of travel both within the United States and internationally. The value of each Series is also related to its ability to generate cash flow and net income, which in turn depends on the amount of booking revenue or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

To the extent climate change causes changes in weather patterns, our coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to our properties and result in reduced bookings at these properties. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms we find acceptable in areas most vulnerable to such events, increasing operating costs, including the cost of water or energy, and requiring us to expend funds to repair and protect our properties in connection with such events. For instance, our Series 1 asset located in Belize could be adversely impacted by climatic conditions such as rising sea levels, increased intensity of hurricanes, subsidence and erosion. If some of those events were to occur the property and land may be unusable or we may incur significant damages as well as costs to repair or maintain our asset. Any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.

The performance of any real estate asset is likely to fluctuate significantly due to seasonality.

The performance of any vacation rental property is likely to fluctuate significantly during the course of a year, reflecting periods of lower or higher demand depending on the location of the property. We may experience declines in occupancy rates and revenues during low seasons, while costs and expenses do not decline at the same rate, if at all, which could have a material adverse effect on our profitability, cash flow and ability to make distributions to investors.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for vacation rentals, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

The company competes with many others engaged in real estate in general and rental operating activities in particular, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. In particular, the company intends to list its rental properties through established rental booking platforms and the company’s properties will compete will all other properties listed in those sites in the vicinity of the company’s property, as well as other traditional accommodations such as hotels which may have built-in client bases and significantly greater resources and the ability to withstand economic downturns. This market is competitive and rapidly changing. Significant increases in the number of listings for rentals in the geographic areas where the company’s properties are located, if not met by a similar increase in demand, is likely to cause downward pressure on rental rates and, potentially, impact to value of the Underlying Asset. The company expects competition to persist and intensify in the future, which could harm its ability to generate sufficient rental income from its properties or acquire additional properties on terms that investors find to be reasonable.

The company will be dependent on the vacation rental platforms through which it lists its properties.

The company intends to promote its vacation rental properties through vacation rental booking platforms such as AirBNB, Vrbo, Booking.com, Hopper, Google and membership lists such as Marriott and Hilton and will rely on these platforms to facilitate bookings, communications with renters, collection of rental amounts and taxes, and to remit those payments appropriately. If these platforms were to experience disruptions or fail to meet users expectations, our business could suffer. Furthermore, if one or more of these platforms were to cease operations or to reject our listing, we may have difficulty renting our vacation property, which could have a material adverse effect on our results, profitability and the ability to make distributions to investors.

Series that own vacation rental properties are subject to legal and regulatory risks, which could have a material adverse effect on our operations and financial results.

The alternative accommodation industry is subject to regulatory risks related to an evolving regime. For example, certain domestic and foreign jurisdictions have adopted or are considering statutes or ordinances that prohibit or limit the ability of property owners and managers to rent certain properties for fewer than 30 consecutive days, including laws that place many difficult obligations on property owners that must be complied with to offer their properties, or that regulate platforms’ ability to list alternative accommodations, including prohibiting the listing of unlicensed properties. Other domestic and foreign jurisdictions may introduce similar regulations. Many homeowners, condominium and neighbourhood associations have adopted rules that prohibit or restrict short-term rentals. In addition, many of the laws that impose taxes or other obligations on travel and lodging companies were established before the growth of the internet and the alternative accommodation industry, which creates a risk of those laws being interpreted in ways not originally intended that could burden property owners and managers or otherwise harm our business. Governments also are looking at additional taxes specific to alternative accommodations that, if implemented, could make the business of operating an alternative accommodation less attractive or prohibitively expensive.

A vacation rental property could be difficult to sell, which could diminish the return on the Underlying Assets.

A vacation rental property may incur losses due to extended periods of vacancy and may suffer reduced revenues resulting in less cash available for distribution to its investors. In addition, the resale value of the Underlying Assets could be diminished if the market value of the Underlying Assets declines, due to a decrease in cash flow generated by property or decline in real estate market values. Such a reduction in the resale value of a property could also reduce the value of investors Series Interests.

The company may decide to sell property which could conflict with an investor’s interests.

The company may determine when to sell any property at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell a property may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

The alternative accommodations market is cyclical and adverse global economic conditions or low levels of economic growth could adversely affect our revenues and profitability as well as cause a decline in or limitation of our future growth.

Consumer demand for our products and services is closely linked to global and regional economic conditions and is sensitive to business and personal discretionary spending levels. Changes in consumer demand and general business cycles can subject, and have subjected, our revenues to significant volatility. Adverse general economic conditions, health and safety concerns, risks or restrictions affecting or reducing travel patterns, lower consumer confidence, high unemployment, or adverse political conditions can result in a decline in consumer demand, which can lower the revenues and profitability by leading to decreased bookings, cancellations and lower rental rates.

If economic weakness were to affect any particular regions of the world, specifically where a Series Underlying Asset is located, it could have an adverse impact on our revenues and negatively affect our profitability.

In addition to general economic conditions, new alternative accommodation as well as hotel room supply is an important factor that can affect our industry's performance. Excessive growth in lodging supply could result in returns that are substantially below expectations or result in losses, which could materially and adversely affect our revenues, profitability, and future growth prospects.

As a result of these trends, the company may reduce revenue, potentially resulting in losses and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the company’s tenants, the condition of properties at the time the company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the company must pay will reduce its ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us booking the property. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce or eliminate the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. For instance, the asset to be developed by Series 1 will be located in Belize which is subject to natural disasters such as hurricanes and earthquakes. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. Additionally, to the extent the company finances the acquisition of an Underlying Asset, mortgage lenders in some cases insist that property owners purchase coverage against flooding as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which could inhibit the company’s ability to finance or refinance its properties if so required. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Risks Related to Forum Selection and Jury Waivers

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Operating Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements.

Investors in this offering will be bound by the Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim, other than claims arising under federal securities laws, that they may have against the company arising out of or relating to these agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the company in connection with matters arising under the Subscription Agreement or Operating Agreement, other than claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

In addition, when the Series Interests are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Series Interests or to the transferor with regard to ownership of the Series Interests, that were in effect immediately prior to the transfer of the Series Interests, including the Subscription Agreement and the Operating Agreement.

The company’s Operating Agreement and Subscription Agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

The Operating Agreement of Whimsy Properties includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby, other than matters arising under the federal securities laws, be brought in state or federal court of competent jurisdiction located within the State of Delaware. Our Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the Subscription Agreement, other than matters arising under the federal securities laws, be brought in a state of federal court of competent jurisdiction located within the State of Delaware. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

DILUTION

Dilution means a reduction in value, control, or earnings of the units the investor owns.

As of the date of this Offering Circular, Whimsy owns 100% of the company’s membership interests. Those membership interests are not connected to any specific Series Interest. Investors in this offering will be acquiring Series Interests of a Series of the company, the economic rights of each Series Interest will be based on the corresponding Underlying Asset of that Series. As such, investors will not experience dilution except as a result of the sale of additional Series Interests of the Series to which they have subscribed.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering, on a best efforts basis, Series Interests of each of the open Series of our company in the “Series Offering Table” herein. The offering price for each Series was determined by our Manager.

The company plans to market the securities directly on a “best efforts” basis. The company intends to use its website and an offering landing page to offer the Series Interests to eligible investors. The officers, directors, employees, and advisors of the company or its Managing Member may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however no officers, directors, employees or advisors to the company or its Managing Member will orally solicit investors.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website https://whimsy.xyz. Prospective investors may subscribe for the Series Interests in this offering only through the website. In order to subscribe to purchase Series Interests, a prospective investor must electronically complete, sign and deliver to us an executed Subscription Agreement like the one filed as an exhibit to the Offering Statement, of which this Offering Circular is part, and provide funds for its subscription amount in accordance with the instructions provided therein. The Subscription Agreement contains a joinder clause and by executing where the subscriber will agree to be bound by the terms of the Operating Agreement as a party who is designated as a “Economic Member” under the Operating Agreement.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

After each closing, funds tendered by investors will be available to the company for its use. At the initial closing, Whimsy, our Managing Member, must purchase a minimum of 1% and may purchase a maximum of 51% of Series Interests through the Offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designations.

We will conduct separate closings with respect to each offering of Series Interests. The termination of an offering for a Series will occur on the earliest to occur of (i) the date subscriptions for the maximum number of Series Interests offered for a Series have been accepted or (ii) a date determined by our Managing Member in its sole discretion. The company intends to create additional Series that may be added to this offering only upon qualification of an amendment to the Offering Statement of which this Offering Circular forms a part. The offering of Series Interests pursuant to the Offering Statement shall terminate upon the earlier of (i) the date at which the maximum offering amount of all Series Interests has been sold, (ii) the date which is three years from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission, or (iii) any date on which our Managing Member elects to terminate this offering in its sole discretion.

The company may, in its sole discretion, undertake one or more closings on a rolling basis, and intends to effect a close every 7 days. After each closing, funds tendered by investors will be available to the company and the company will issue the Series Interests to investors. An investor will become a member of the company, including for tax purposes, and the Series Interests will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as a member. Not all investors will receive their Series Interests on the same date.

The company has also engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer;

•	Review each investor’s Subscription Agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the Subscription Agreement for the investor’s participation;

•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and

•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA.  Assuming the offering is fully-subscribed, the company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $30,000.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must:

1.            Go to https://whimsy.xyz, complete user registration;

2.            Complete profile setup and link a bank account;

3.            Navigate to open prospective offering page, click on the "Subscribe" button; that will open the subscribe panel;

4.            Complete subscribe information and review and sign the Subscription Agreement;

5.            Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

Once the minimum offering amount is reached, the company may close on investments on a “rolling” basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer to the an account maintained by the Escrow Agent until the company has accepted the investor’s subscription. Upon closing, funds tendered by investors will be made available by the Escrow Agent to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

Escrow Agent

The company has entered into an Escrow Agreement with North Capital Private Securities Corporation (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving Series Interests; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

For its services, the Escrow Agent will receive fees of approximately $14,300, assuming the maximum offering amount is raised in this offering.

Transfer Agent

The company has also engaged Colonial Stock Transfer, a transfer agent registered with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The company estimates the aggregate fee due to for the above services to be approximately $12,000 annually.

Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Subscription Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favourable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

Series #1

Assuming a maximum raise of $600,000, and after deducting brokerage commissions of $6,000 (representing fees to Dalmore but excluding other offering expenses that will be apportioned among all Series as discussed in footnote 2 below), the net proceeds of this offering of Series #1 Interests would be approximately $594,000. The table below sets forth the uses of proceeds of the company’s Series #1 Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$6,000	1.00%
Construction and Development	$346,850	57.81%
Offering Expenses (1)	$126,300	21.05%
Sourcing Fee (2)	$60,000	10.00%
Working Capital	$60,850	10.14%
Total Proceeds	$600,000	100.00%

(1)    Offering expenses, other than brokerage commissions, will be applicable to all Series and, as such, will be allocated among all Series pro rata based on the dollar value of funds raised by each Series. Total offering, other than brokerage commissions and state filing fees, that will be allocated consist of $25,000 in fees payable to Dalmore, $8,000.00 in audit fees, $60,000 in legal fees, $10,000 in SEC filing fees, and an estimated $14,300 in escrow fees related to the offering.

(2)   Represents a fee payable to Whimsy in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

The minimum offering amount is $350,000, resulting in $346,500 of net proceeds after deducting brokerage commissions, which we would use first to purchase the property and the balance would be applied to the sourcing fee. The company may chose to expense the balance of the sourcing fee, which would be deducted from revenues generated by the Series #1 property, or increase its investment in Series #1 Interests to cover the balance of the sourcing fee.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Whimsy Properties was incorporated in the State of Delaware on February 1, 2024. Whimsy Properties is an investment vehicle which intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company intends to establish separate Series for the holding of vacation rental properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. In addition, Whimsy Properties will manage all Underlying Assets related to the various Series including the sales of property, property vacation bookings, maintenance and insurance.

Whimsy Properties is a wholly owned subsidiary of Whimsy. As discussed in further in the Operating Agreement of Whimsy Properties, Whimsy is the Managing Member of Whimsy Properties. Whimsy was incorporated in the State of Delaware on July 18, 2022. Whimsy is a real estate investment platform that allows individual investors to have direct access to quality long and short term rental real estate investment opportunities and invest in individual rental properties.

Intended Business Process

Generally, the company and Whimsy intend to arrange for the purchase or lease of a specific short and long term property either directly by the Series or by Whimsy or one of its wholly owned subsidiaries, as described below:

If Whimsy or one of its subsidiaries purchased the property directly, then, after the relevant Series has obtained sufficient financing, it would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by Whimsy prior to the sale to the Series as well as the applicable sourcing fee specified in the Series Designation for the relevant Series.

In cases where Whimsy identifies and intends to have the Series purchase that property directly from a third party Seller, it would include a financing condition in the purchase contract for the property. If the Series fails to raise sufficient funding in the offering, the company would terminate the purchase contract without purchasing the property.

The company generally expects to set a minimum offering amount for each Series such that the net proceeds would be sufficient to finance the purchase of the Underlying Assets.

Property Overview

On July 31, 2024, Whimsy Properties established Series #1 for the purpose of developing the first villa on the property located at 15290 Block 7, San Pedro West Caye, 3 miles northwest of San Pedro Town, Ambergris Caye, Belize District, Belize (“Belize Property”).The Belize Property is currently owned by Tranquillo Living LLC, , an affiliate of the company (the “Property Owner”). This Series will lease a portion of the Belize Property from the Property Owner for a term of 35 years. The lease will automatically renew at the conclusion of the term for additional 1-year periods. In the event the lease is terminated, the company will have an additional year to renegotiate the terms of the lease or sell the buildings on the property. If the buildings are not sold and no renegotiated lease is agreed upon in that time then the tenant must continue renewing the lease until the properties are sold or allow the property owner to buy the buildings at a discounted market price. The above information is preliminary and should not be considered indicative of future performance.  See “Risk Factors – The performance of any real estate asset is likely to fluctuate significantly due to seasonality.”

Series #1

Address of Property
15290 Block 7, West Caye,
Ambergris Caye, Belize
Type of Property*
Condo Community
Square foot*
9,000 sq ft
Leased Land (Acreage)*, ~
0.2066
Number of Units*
4
Debt on property
0.00

Holding Costs*
$41,250 annually

We anticipate that lease payments for the Series will be $750 each month. There is a $450 yearly cost for licensing to operate a vacation rental business in Belize and our management contractor has a based $400/m or 20% booking commission per property cost.

 *Anticipated plans for the Villa. Actual plans may change.

~Represents the total acreage of the property. Additional units not owned or developed by this series will be built on the property in the future.

Property Management

The company will retain the services of third-party property managers to serve as the Property Manager responsible for managing each Series’ Underlying Asset (the “Property Manager”) as described in the relevant Property Management Agreement for the Series. The Property Manager could be an affiliated party of the Managing Member and/or its management. The anticipated terms of each Property are as set forth below.

Authority: The Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the applicable Underlying Asset for each Series and may take any action that it deems necessary or desirable in connection with each Underlying Asset, subject to the limits set for in the Agreement (for Series #1, acquisition of any asset or service for an amount equal to or greater than 1% of the value of the Series #1 Underlying Assets individually, or 3% of such value in the aggregate requires approval of the Managing Member).

Delegation: The Property Manager may delegate all or any of its duties. The Property Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset.

Performance of Underling Assets: The Property Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Property Manager hereunder.

Assignment: No Property Management Agreement may be assigned by either party without the consent of the other party.

Compensation and Expenses: Each Series will pay, monthly, a property management fee to the Property Manager, equal to 10% of Gross Receipts as defined in the Operating Agreement.

Each Series will bear all expenses of the applicable Underlying Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the applicable Series together with a reasonable rate of interest.

Duration and Termination: Each Property Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected to such Underlying Assets (including, without limitation, contingent obligations) have terminated.

Market Outlook

Short-term Rental Market

General

Following the emergence of the COVID-19 pandemic, demand for short-term rentals declined significantly initially, but was followed by a partial recovery in 2020 and a marked shift toward small cities/rural markets and destination/resort locations (mountain/lake and coastal) and away from large city/urban markets.

In Q1 2023, short-term rental demand grew by 16% compared to Q1 2022. The increase in demand has been driven by the pandemic as people choose vacation rentals over hotels for privacy and flexibility. The demand for short term rental platforms continues to grow.

Series #1 – Villa #1 on the Belize Property

Our initial Villa will be developed on a property located at 15290 Block 7, San Pedro West Caye, 3 miles northwest of San Pedro Town, Ambergris Caye, Belize District, Belize.

The offering in this series is for the construction of a villa on the property. We anticipate that the modern designed luxury multi-unit building will be used for short term vacation rentals. The building will consist of 4 units total, 2 above and below. Each unit will be a 2 bedroom, 2 bathroom unit with an open kitchen/living room floor plan concept. The building will have stairs leading to balconies for each unit that is sitting raised off the ground with room below for storage and utilities.

We anticipate that the property will be 100% self-sustaining. This means that all power and water will be built into the design of the home. Electricity on the property will function off of solar power and battery energy storage and a butane generator for backup. Water will be separated into two types; Drinking and Waste.

-	Rain water catch & filter and purchased water from local delivery services will be used for drinking water

-	Waste water will utilize an on location septic system

The design of the property will be a steel frame and ECO EPS Cement Panel building system. This system generally makes building fast and effective and is able to withstand up to category 4 hurricane winds. The interlocking design makes the construction a faster process and reduces the necessary labor that a traditional build would require. This also reduces the need to mix materials on location and should speed up set up time as well. We can benefit from both time and labor savings which we intend to reinvest into the property for additional amenities that will attract future bookings.

Seasonality

The Ambergris Caye Secret Beach location has a strong seasonal tourism season due to its location in the Caribbean. 8 months a year Belize is booming with tourism. It is only during the rainy season that vacation traffic is lower.

The Company believes that when rented out it will be able to charge approximately $290-$386 nightly, based on its internal research and calculations of comparable units. The amount received per unit will be variable based on competition, weather, etc. and a host of variables beyond our control.

Marketing/Distribution Channels

Location

Because the area that we are developing on is very new and underdeveloped we believe this will enable us to be one of the very few in the popular Secret Beach location. Currently, there are not that many rentals in the area that are more than 1 bed/ 1 bath units. We believe this luxury multi-unit hotel will give tourists an additional option that was never there before

Marketing

Below representants some of our current plans to attached guests:

•	Travel Influencers: We plan to work with travel influencers on YouTube that generate between 200k-700k views per video targeting remote workers and self-employed professionals.

•	Social Media Campaigns: We plan to use paid social media campaigns focused on video content about the accommodations and activities available on Ambergris Caye to generate bookings.

•	Social Media Content: We plan to create content to increase interest in our location as well as to attract interest in the area.

•	Multi-Platform Listings: We plan to use multiple platforms and have the technical expertise to arrange for use of this system without overbooking a location. Our main focus will be on platforms like Airbnb, VRBO, Booking.com, Hopper and Mariotte.

Competition

The company competes with many others engaged in real estate in general and vacation rental operating activities in particular, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. In particular, the company intends to list its vacation rental properties through established vacation rental booking platforms, such as AirBNB and Vrbo, and the company’s properties will compete will all other properties listed in those sites in the vicinity of the company’s property, as well as other traditional accommodations such as hotels which may have built-in client bases and significantly greater resources and the ability to withstand economic downturns or off-peak vacancies. This market is competitive and rapidly changing. Significant increases in the number of listings for short-term vacation rentals in the geographic areas where the company’s properties are located, if not met by a similar increase in demand for short-term rentals, is likely to cause downward pressure on rental rates and, potentially, impact to value of the Underlying Asset. The company expects competition to persist and intensify in the future, which could harm its ability to generate sufficient rental income from its vacation properties or acquire additional properties on terms that investors find to be reasonable.

Employees

Whimsy Properties does not currently have any employees.

Intellectual Property

The company does not hold any registrable intellectual property.

Regulation

In Belize, we must comply with the taxes, licensing requirements and other regulations, including:

•	Rental taxes and required registrations and certifications (e.g., “Tourism Gold Standard Certification”)

•	Construction approvals (e.g., environment processing approval; building clearance to start building)

•	Health and Fire Department inspection and clearance

Litigation

The company is not currently a party to any current litigation.

THE COMPANY’S PROPERTY

The company is fully remote but maintains a mailing address at 2093 Philadelphia Pike, #1597, Claymont, DE 19703.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Whimsy Properties and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Whimsy Properties LLC was formed on February 1, 2024 (“Inception”) in the State of Delaware. Whimsy Properties is an investment vehicle which intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Whimsy is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Whimsy is also the Managing Member of each Series.

Going Concern

The company’s financial statements have been prepared assuming the company will continue as a going concern. The company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the company’s ability to continue as a going concern.

During the next 12 months, the company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the company.  If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Results of Operations

The company was formed on February 1, 2024 and has had no significant operations and no revenues since that date. As of February 1, 2024, $44,250 has been contributed to the company.

Liquidity and Capital Resources

Due to its recent formation, the company has no cash, assets or liabilities reflected on its balance sheet. The company’s capital resources would be derived from operating cash flow, once it has raise sufficient funds through the offering of Series Interests to acquire vacation rental properties. The Series will be dependent on the net proceeds from this offering for funding to acquire these properties For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

Plan of Operations

Once this Offering is complete, Whimsy plans to accomplish the following in the following 12 months:

Months 1-2

●	Pre-construction preparation, permitting and surveying.

Months 3 – 6

Construction and furnishing

●

Month 7

List property and hire property management

Month 8 - 12

Focus on nothing but promotion using our planned marketing/distribution channel strategies. The goal here is to funnel enough customers so that we can start generating income within the first month of going live on the booking websites.

Trend Information

The company has a limited operating history and has not generated revenue from intended operations.  The company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company's control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for Series #1, Whimsy is the initial member of the Series #1. Whimsy is also the Managing Member of Whimsy Properties.

Whimsy Properties is managed by its Managing Member, Whimsy.

Managing Member - Whimsy LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Edwin Carrasquillo	CEO and Manager	33	2022	40

For our sole Series, Whimsy Properties LLC - Series #1, Whimsy LLC is the managing member.

Whimsy Properties is managed by its Managing Member, Whimsy. Whimsy is operated by the following executives and directors all work for the company on a full time basis.

Edwin Carrasquillo, Chief Executive Officer and Manager

For the last 5 years Mr. Carrasquillo has been working at Datadog.inc as a Sales Engineering Regional Director. Edwin built a globally reaching team in the LATAM region for the Datadog company. This team was built from the ground up and strategically aligned with the sales organization so that we could hire and on board new sales engineers as the sales team continued to grow year over year. This was not only the team that Edwin built and managed in his tenure at Datadog. Edwin’s main obligation was the North America’s team for 1 year until later training the next leader for our eventual split of the region into East & West. Towards the end of Edwin’s career at Datadog he grew the East team to a sizable 35 sales engineers and trained and promoted 7 of them to become his team leads to manage their individual offices. This East coast team later was split once again into North and South for the region. The final metrics that can be shared is that for the year the East coast and LATAM teams generated and closed over $10M in new revenue for the final quarter of the year before Edwin’s departure from the company. These skills attest to Edwin’s ability to build and grow successful and efficient teams that can produce results that led to an overall company success.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company has yet to compensate any director or executive officer of Whimsy for their services to Whimsy Properties. Rather, Whimsy will receive asset management fees from Whimsy Properties as described under “Securities Being Offered – Asset Management Fees.”

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock.

Title of class A	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of voting power
Membership Interest	Whimsy LLC 2093 Philadelphia Pike, #1597 Claymont, DE 19703	100% of Membership Interests of Whimsy Properties LLC	n/a	100%	100%

As of the date hereof, there were no Series Interests outstanding.

Whimsy is currently the 100% owner of Whimsy Properties and the day-to-day manager of Whimsy Properties.

Our CEO, Edwin Carrasquillo, is the sole member of Tranquillo Living and Whimsy.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Real Estate Lease

Series #1 will enter into a lease agreement with Tranquillo Living. The lease will provide for Series #1’s lease of the Belize property. It is anticipated that the lease will commence on January 1, 2025 and will terminate on December 31, 2028. Series #1 will pay a monthly lease payment of $3,000 due on the first of each month throughout the initial term of the lease. The lease will automatically renew for subsequent one year terms unless earlier terminated by either party. The monthly lease payment for subsequent lease terms will be $3,500.

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with Here, the company’s Managing Member, and its affiliates. These conflicts are discussed below.

General

The managing member of Whimsy is also the key professional of Whimsy Properties and has legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, any manager of Whimsy and other affiliates of Whimsy may organize other real estate-related entities.

Allocation of the Company’s Affiliates’ Time

The company relies on Whimsy’s real estate professionals and other staff, who act on behalf of Whimsy and the company for the day-to-day operation of their respective businesses. Mr.  Carrasquillo is the Chief Executive Officer and managing member of Whimsy, the Managing Member of the company, as well as the sole member and Manager of Tranquillo Living and the other affiliates of Whimsy. As a result of his interests in other Whimsy entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Carrasquillo will face conflicts of interest in allocating his time among the company, Whimsy, other related entities and other business activities in which he is involved.

SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law, the Series Designation for each Series and the Operating Agreement are summaries and are qualified by reference to Delaware law, the Series Designation of the relevant Series and the Operating Agreement.

General

Title to each Underlying Asset

Title to the property comprising an Underlying Asset of a Series will be held by such Series.

Managing Member, Whimsy

Whimsy is the Managing Member of each Series.

The Managing Member may amend any of the terms of the Operating Agreement of Whimsy Properties or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement may be made without the consent of the holders holding a majority of the outstanding Series Interests, that: (i) decreases the percentage of outstanding Series Interests required to take any action under the Agreement; (ii) materially adversely affects the rights of any of the members holding Series Interests (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company.

Distributions

Subject to Section 7.3 and Article XI of the Operating Agreement, as described in the Operating Agreement, and any Series Designation, any Free Cash Flows of each Series after the following:

•         Repayment of any amounts owed to the property manager for reimbursement of operating expenses paid by the property manager on behalf of the Series of the Series, including any accrued interest thereon and

•         the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses,

will be applied and distributed, first, 100% to the members of such Series on a pro rata basis (which, for the avoidance of doubt, may include the Managing Member or its affiliates that hold Series Interests) until the Members have received back 100% of their Capital Contribution, and, second 20% to the Managing Member and 80% to the Members of such Series on a pro rata basis.

“Free Cash Flows” means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization of the relevant Underlying Asset (as shown on the income statement of such Series) and (iii) any depreciation of the relevant Underlying Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Underlying Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations and tax liabilities, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with the terms of the Operating Agreement. For avoidance of doubt, net income received by a Series shall reflect the deduction of applicable Property Management Fees and Asset Management Fees as expenses of the Series.

Asset Management Fees

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, the Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 1.50% (6% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Restrictions on Transfer

No Transfer of any Series Interest, whether voluntary or involuntary, will be valid or effective, and no transferee will become a substituted Member, unless the written consent of the Managing Member has been obtained, which consent may be withheld in its sole and absolute discretion. Furthermore, no transfer of any Series Interests, whether voluntary or involuntary, will be valid or effective unless the Managing Member determines, after consultation with legal counsel acting for the company that such transfer will not, unless waived by the Managing Member:

•         result in the transferee directly or indirectly owning in excess of 19.9% of the aggregate outstanding Series Interests;

•         result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Series, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, unless the Series Interests have been registered under the Exchange Act or the company is otherwise an Exchange Act reporting company;

•         cause all or any portion of the assets of the Company or any Series to constitute plan assets for purposes of the Employee Retirement Income Security Act of 1974;

•         adversely affect the company or such Series, or subject the company, the Series, the Managing Member or any of their respective affiliates to any additional regulatory or governmental requirements or cause the company to be disqualified as a limited liability company or subject the company, any Series, the Managing Member or any of their respective affiliates to any tax to which it would not otherwise be subject;

•         require registration of the company, any Series or any Series Interests under any securities laws of the United States of America, any state thereof or any other jurisdiction; or

•          violate or be inconsistent with any representation or warranty made by the transferring Member.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company’s Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted for the consent or approval of members generally. No separate vote or consent of the holders of Series Interests of a specific Series shall be required for the approval of any matter, except for matters specified in the Series Designation of such Series.

For each existing Series, the affirmative vote of the holders of not less than a majority of the Series Interests of the Series then outstanding shall be required for: (a) any amendment to the Operating Agreement (including the Series Designation) that would adversely change the rights of such Series Interests; (b) mergers, consolidations or conversions of such Series or the company; and (c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the outstanding Series Interests of such Series voting as a separate class.

The affirmative vote of at least two thirds of the total votes that may be cast by all outstanding Series Interests, voting together as a class, may elect to remove the Managing Member at any time if the Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series or the company and which has a material adverse effect the company. If the Managing Member is so removed, the members, by a plurality vote, may appoint a replacement managing member or approve the liquidation and termination of the company and each Series in accordance with the provisions of Article XI of the Operating Agreement. In the event of the resignation of the Managing Member, the Managing Member shall nominate a successor Managing Member and the vote of a majority of the outstanding Series Interests shall be required to elect such successor Managing Member. The Managing Member shall continue to serve as the Managing Member of the company until such date as a successor Managing Member is so elected.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws or otherwise publicly available. Such information would include personal information of other investors held by the company, personal information provided in connection with bookings, and other information in the books and records of the company that is not public and to which a Series Interest holder requests and receives access. Note, this confidentiality obligation does not extend to disclosures which are required by law or to which the Managing Member consents.

Reports to Members

The Managing Member must keep appropriate books and records with respect to the business of the company and each Series business.  The books of the company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement.  For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our Managing Member in accordance with the Internal Revenue Code.

Except as otherwise set forth in the applicable Series Designation, within 120 calendar days after the end of the fiscal year and 90 calendar days after the end of the semi-annual reporting date, the Managing Member must use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform:

•         a financial statement of each Series prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement; and

•         confirmation of the number of Series Interests in each Series outstanding as of the end of the most recent fiscal year;

provided, that notwithstanding the foregoing, if the company or any Series is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including without limitations periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with the above requirements and no further or earlier financial reports shall be required to be provided to the Economic Members of the applicable Series with such reporting requirement.

Our Managing Member intends to file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semiannual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company’s platform.

Distribution Upon Liquidation of a Series

Subject to the terms of Article XI of the Operating Agreement and any specific Series Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), will be applied and distributed 100% to the members on a pro rata basis (which, for the avoidance of doubt, may include the Managing Member and its Affiliates if they hold Series Interests).

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company’s Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement or the transactions contemplated thereby, excluding matters arising under the federal securities laws, be brought in state or federal court of competent jurisdiction located within the State of Delaware.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

WHIMSY PROPERTIES LLC

A DELAWARE SERIES LIMITED LIABILITY COMPANY

FINANCIAL STATEMENT AND
INDEPENDENT AUDITOR’S REPORT

FEBRUARY 1, 2024 (INCEPTION)

WHIMSY PROPERTIES LLC

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	1-2

BALANCE SHEET	3

NOTES TO THE FINANCIAL STATEMENT	4-8

To the Managing Member

Whimsy Properties LLC

Cupertino, CA 95014

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statement of Whimsy Properties LLC (the “Company”) which comprise the balance sheet as of February 1, 2024 (inception), and the related notes to the financial statement.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of February 1, 2024 (inception) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statement, the Company has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits as of February 1, 2024 (inception). These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

In preparing the financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statement is available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

June 12, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

WHIMSY PROPERTIES LLC

BALANCE SHEET

As of February 1, 2024 (inception)

Assets
Current assets:
Cash and cash equivalents	$-
Deferred offering costs	44,250
Total current assets	44,250

Total Assets	$44,250

Liabilities and Member’s Equity/(Deficit)
Current liabilities:
Accounts payable	$-
Total current liabilities	-

Member’s Equity/(Deficit):
Capital contributions	44,250
Accumulated deficit	-
Total Member’s Equity/(Deficit)	44,250

Total Liabilities and Member’s Equity/(Deficit)	$44,250

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of this financial statement.

3

WHIMSY PROPERTIES LLC

NOTES TO THE FINANCIAL STATEMENT

As of February 1, 2024 (inception)

NOTE 1: NATURE OF OPERATIONS

Whimsy Properties LLC (the “Company”) is a Delaware series limited liability company formed on February 1, 2024. The Company was formed to permit public investment in real estate, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. The Company is managed by Whimsy, LLC, a Delaware limited liability company and managing member of the Company (the “Manager”).

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

As of February 1, 2024 (inception), the Company has not yet commenced operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed. As of February 1, 2024 (inception), the Company has deferred $44,250 of offering costs.

See accompanying Independent Auditor’s Report

4

WHIMSY PROPERTIES LLC

NOTES TO THE FINANCIAL STATEMENT

As of February 1, 2024 (inception)

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

No revenue has been earned or recognized as of February 1, 2024 (inception).

Expense Allocations

Each Series is responsible for its costs to acquire the Series asset, brokerage fee, offering expenses, acquisition expenses and sourcing fee. Each Series shall be responsible also for its operating expenses. The Company’s Manager will allocate any common costs to the applicable Series following its judgment and allocation policies.

See accompanying Independent Auditor’s Report

5

WHIMSY PROPERTIES LLC

NOTES TO THE FINANCIAL STATEMENT

As of February 1, 2024 (inception)

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. The Company intends for each Series to elect to be taxed as a corporation.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statement. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits as of February 1, 2024 (inception). These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

6

WHIMSY PROPERTIES LLC

NOTES TO THE FINANCIAL STATEMENT

As of February 1, 2024 (inception)

NOTE 4: MEMBER’S EQUITY

No membership units have been issued to the Company as of February 1, 2024 (inception). Capital amounting to $44,250 has been contributed to the Company as of February 1, 2024 (inception).

The Company is managed by Whimsy, LLC, a Delaware limited liability Company and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. Upon liquidation, amounts available for distribution are to be distributed first ratably to members until 100% of their capital contributions have been returned, and then 20% to the Manager and 80% ratably to the members. Members may request redemption of their membership interests, subject to the Manager’s discretion, at amounts of 75%-100% (dependent upon the time period the membership interests were held) of the membership interest purchase price, less distributions to date. The Manager will hold at least 1% of the membership interest of its membership interests.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statement. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 6: RELATED PARTY TRANSACTIONS

Asset Management Fee

Pursuant to the LLC operating agreement, on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, the Series shall pay the Manager the asset management fee, payable quarterly in arrears, equal to 1.5% (6% annualized) of asset value as of the last day of the immediately preceding quarter for any vacation property or 2% (8% annualized) of asset value as of the last day of the immediately preceding quarter for any long term rental property.

See accompanying Independent Auditor’s Report

7

WHIMSY PROPERTIES LLC

NOTES TO THE FINANCIAL STATEMENT

As of February 1, 2024 (inception)

Excess Operating Expenses

Pursuant to the LLC operating agreement, if there are not sufficient cash reserves of, or revenues generated by, a Series to meet its operating expenses, the Manager may: (i) issue additional interests in such Series; and/or (ii) pay such excess operating expenses and not seek reimbursement; and/or (iii) enter into an agreement pursuant to which the Manager loans to the Company an amount equal to the remaining excess operating expenses. The Manager, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the applicable federal rate on any operating expenses reimbursement obligation). The operating expenses reimbursement obligation shall become repayable when cash becomes available for such purpose.

Series Interests

The Manager will hold at least 1% of the membership interests in each Series offering of its membership interests.

Sourcing Fee

Each Series will establish a sourcing fee to be paid to the Manager in its Series designation, unless waived by the Manager.

Property Management Fee

Each Series will be subject to a property management fee of 10% of gross receipts, payable to the Manager.

Distributions

Upon liquidation, amounts available for distribution are to be distributed first ratably to members until 100% of their capital contributions have been returned, and then 20% to the Manager and 80% ratably to the members.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

The Company intends to initiate a Regulation A offering of its Series membership interests in 2024.

Management has evaluated all subsequent events through June 12, 2024, the date the financial statement was available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statement.

See accompanying Independent Auditor’s Report

8

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Dalmore Agreement

2.1	Certificate of Formation of Whimsy Properties LLC

2.2	Amended and Restated Limited Liability Company Agreement of Whimsy Properties LLC

2.3	Series Designation

4.1	Form of Subscription Agreement

6.1	Form of Property Management Agreement (included in Exhibit 2.2)

8.1	Form of Escrow Agreement

11.1	Auditor’s Consent

12.1	Opinion of CrowdCheck Law, LLP*

*To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 15, 2024.

WHIMSY PROPERTIES LLC

By: /s/ Edwin Carrasquillo

Name: Edwin Carrasquillo
Title: CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Edwin Carrasquillo

Edwin Carrasquillo Principal executive

officer, Principal financial officer, principal

accounting officer and managing member of

the sole member of the managing member

Date: August 15, 2024